EXHIBIT 10.1

The Penn Traffic Company

December __, 2008

The Penn Traffic Company offers a special bonus arrangement (“Success Bonus”) to provide you an incentive to stay employed with the Company.

1.	Definitions.

The following definitions shall be applicable throughout this agreement:

(a)       “Agreement” means this agreement between you and the Company.

(b)	“Board” means the Board of Directors of the Company.

(c)       “Change in Control” means a “change in control”, as defined in the Omnibus Award Plan.

(d)       “Committee” shall have the meaning set forth in section 2(g) of the Omnibus Award Plan.

(e)	“Company” means The Penn Traffic Company.

(f)        “Omnibus Award Plan” means The Penn Traffic Company 2006 Omnibus Award Plan.

2.	Success Bonus.

(a)       Components of Success; Timing. Subject to Sections 2(b) and 2(c) below, the Company will pay you a cash Success Bonus in an amount equal to $[insert number] if and only if either 2(a)(i) or 2(a)(ii) is satisfied.

(i)        May 1, 2009. If (1) the Company has begun to operate under the merchandise procurement agreement entered into in September 2008 with C&S Wholesale Grocers, Inc. (“C&S”), (2) the Company has consummated a transaction with C&S pursuant to which C&S purchases the assets of the Company’s wholesale business, (3) the Company has demonstrated a commitment to a core store portfolio, recognizing the need to dispose of underperforming assets when appropriate, as determined by the Board in its sole discretion, and (4) you are actively employed by the Company through May 1, 2009, you will receive the Success Bonus detailed above on May 1, 2009.

(ii)       Change in Control. If a Change in Control is consummated before May 1, 2009 and you are actively employed by the Company as of the consummation of the Change in Control, you will receive the Success Bonus detailed above upon the consummation of the Change in Control.

For the avoidance of doubt, if no Change in Control has occurred before May 1, 2009 and the conditions set forth in Section 2(a)(i) above have not been met by May 1, 2009, no Success Bonus will be paid hereunder, even if a Change in Control occurs or the conditions set forth in Section 2(a)(i) are met on a later date. Payment of the Success Bonus shall be deemed payment under the management incentive bonus plan for Fiscal Year 2009, and you shall not be eligible for any additional payment pursuant to such plan.

(b)       Compliance With Section 409A. Payments under this Agreement are intended not to constitute deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations and other binding regulatory guidance thereunder (“Section 409A”). If and to the extent that the provisions of this Agreement are subject to Section 409A, all provisions of the Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Committee determines that any amounts payable hereunder will be taxable to you under Section 409A, the Committee may (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that the Committee shall have no liability to you with respect to the tax imposed by Section 409A. Each payment made under the Agreement shall be designated as a “separate payment” within the meaning of Section 409A, if and to the extent Section 409A is applicable. Notwithstanding anything in this Plan to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts are payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) you are employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your separation from service or, if earlier, your date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)       Success Bonus Limit. You will only be eligible to receive a Success Bonus, if any, if you are still actively employed by the Company on the earlier of May 1, 2009 and consummation of a Change in Control.

3.	Miscellaneous.

(a)       Your eligibility for payment of a Success Bonus is in addition to, and not in lieu of, your right to participate in any other bonus or incentive compensation programs currently made available to you and shall not be deemed in any way to limit or restrict the Company from making any bonus or other payments to you under any other plan or agreement, whether now existing or hereinafter in effect.

(b)       Unless otherwise determined by the Board (and to the extent allowable under applicable law), any payment of a Success Bonus shall not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance, severance or other benefit plan of the Company or its affiliates or (ii) any agreement between you and the Company or its affiliates.

4.	Administration. The Committee shall administer this Agreement.

(a)       Subject to the provisions of this Agreement and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by this Agreement, to: (i) determine whether the Success Bonus was earned; (ii) determine the terms and conditions of any Success Bonus; (iii) interpret, administer and reconcile any inconsistency, correct any default and/or supply any omission in this Agreement and any instrument or agreement relating to the Success Bonus granted under this Agreement; and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Agreement.

(b)       Unless otherwise expressly provided in this Agreement, all designations, determinations, interpretations, and other decisions under or with respect to this Agreement shall be within the sole discretion of the Committee, may be made at any time pursuant to this Agreement and shall be final, conclusive, and binding upon all parties, including, without limitation, the Company, an affiliate, you, your beneficiary, and any shareholder.

(c)       No member of the Committee shall be liable for any action or determination made in good faith with respect to this Agreement or any Success Bonus hereunder.

5.         No Right to Continued Employment. Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company, which are hereby expressly reserved, to remove, terminate or discharge you at any time for any reason whatsoever.

6.         Withholding Taxes. The Company may withhold from any amounts payable under the Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.         Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the principle of conflicts of laws.

8.         Entire Agreement; Amendments. The Agreement states the entire agreement and understanding of the parties on the subject matter of the Agreement and supersedes all previous agreements, arrangements, communications, and understandings relating to that subject matter. The Agreement may be amended, modified, superseded, or canceled, and any of the terms thereof may be waived, only by a written document signed by each party to the Agreement or, in the case of waiver, by the party or parties waiving compliance.

9.         Counterparts. The Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

The Penn Traffic Company
By:
Name: Greg Young Title: President and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Dated: , 2008